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                                                                  EXHIBIT 99.2
PRESS RELEASE

-------------------------------------------------------------------------------
SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS:  smith-intl.com


FOR RELEASE
MONDAY, APRIL 20, 1998

CONTACT:      JOHN J. KENNEDY
              CHIEF FINANCIAL OFFICER
              (281) 443-3370


                            SMITH INTERNATIONAL, INC.
                         REPORTS FIRST QUARTER EARNINGS

     HOUSTON, Texas (April 20, 1998)... Smith International, Inc. (NYSE, PSE:
SII) today announced first quarter earnings of $28.8 million, or 72 cents per share on a diluted basis, compared with net income of $21.1 million, or 53 cents per share on a diluted basis, in the first quarter of 1997. The Company reported revenues of $423.4 million for the first quarter of 1998, an 18 percent increase over the revenues for the first quarter of 1997. Revenues grew in all geographic areas with particularly strong growth reported in the U.S., Canada and Latin America. Each business unit reported higher revenues and earnings compared to the prior year quarter due to a combination of increased activity levels, market penetration and the impact of acquired operations. Excluding the impact of revenues from acquisitions, revenues increased 12 percent over the first quarter of 1997.

     Revenues for the M-I Fluids unit increased 12 percent over the comparable quarter of the prior year to $230.2 million. The majority of the revenue growth was reported in Latin America, Canada and the U.S. The impact of acquired operations, including Fleming Oilfield Services, and higher activity levels in the U.S. contributed to the revenue increase. Excluding the impact of acquisitions, Fluids' revenues grew by 7 percent over the first quarter of 1997.

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     M-I SWACO reported revenues of $36.7 million, a 33 percent increase over the first quarter of 1997. The majority of the revenue increase was reported in the U.S. which benefited from an alliance contract and incremental revenues associated with the acquisition of DSR Companies finalized in the fourth quarter of 1997. Excluding the impact of acquisitions, SWACO's revenues grew by 16 percent over the first quarter of 1997.

     Smith Tool's revenues were $67.2 million for the first quarter, an increase of 15 percent over the comparable quarter of the prior year. Revenue growth arose from increased sales of premium bits, higher Canadian activity and general market penetration. Excluding mining bits, petroleum three-cone bit revenues grew by 19 percent over the first quarter of 1997.

      Smith Diamond Technology reported revenues of $23.7 million, a 33 percent increase over the first quarter of the prior year. Increased activity in the U.S. combined with increased sales in Europe/Africa and the Far East accounted for the majority of the quarter-to-quarter revenue increase. On a combined basis, revenues for petroleum three-cone bits (excluding mining bits) and diamond bits grew 23 percent over the prior year quarter.

     Smith Drilling and Completions' revenues increased 37 percent over the first quarter of the prior year to $65.6 million. Over 70 percent of the revenue increase was reported in the U.S. and Latin America. The revenue growth related to the impact of acquisitions and strong demand for drilling and remedial products and services. Excluding revenues from acquisitions, revenues increased approximately 18 percent over the first quarter of 1997.

     Commenting on the results, Chairman and CEO, Doug Rock stated, "Despite lower oil prices, our people continue to deliver more value to our customers and shareholders. Our high technology content business strategy is even more important today because of our customers' need to reduce costs in a lower energy price environment."


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     Loren Carroll, Executive Vice President also noted that, "Key performance measures in the first quarter of 1998 compared to the first quarter of 1997 continue to improve. The earnings increase of 36 percent was double the revenue percentage increase of 18 percent. Operating margins improved to 15.3 percent of revenues compared to 12.6 percent for the first quarter of 1997 and operating cash flow also continues to improve. Operating cash flow consisting of earnings before interest, taxes and minority interests plus depreciation and amortization, after reduction for the effect of minority interests, totaled $62.8 million, or $1.56 per share, for the first quarter of 1998 which is a 48 percent increase over the $42.6 million reported in the first quarter of 1997."

     Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry through its five principal business units - M-I Fluids, M-I SWACO, Smith Tool, Smith Diamond Technology and Smith Drilling & Completions.

     Financial highlights follow:



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                            SMITH INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                          Three Months Ended
                                                              March 31,
                                                     ------------------------------
                                                        1998              1997
                                                     ------------      ------------
                                                             (Unaudited)
Revenues..........................................    $ 423,441          $ 357,484
Costs and expenses:
  Costs of revenues...............................      269,320            236,219
  Selling expenses................................       69,879             56,287
  General and administrative expenses.............       19,623             19,953
                                                        -------            -------
    Total costs and expenses......................      358,822            312,459
                                                        -------            -------

    Earnings before interest and taxes............       64,619             45,025

Interest expense, net.............................        7,803              5,234
                                                         ------             ------

Income before income taxes and
  minority interests..............................       56,816             39,791

Income tax provision..............................       16,967              9,967
                                                        -------             ------

Income before minority interests..................       39,849             29,824

Minority interests................................       11,088              8,711
                                                        -------             ------

Net income........................................    $  28,761          $  21,113
                                                        =======            =======

Earnings per share:
   Basic..........................................   $     0.72         $     0.53
                                                        =======            =======
   Diluted........................................   $     0.72         $     0.53
                                                        =======            =======

Weighted average shares outstanding:
   Basic..........................................       39,672             39,539
   Diluted........................................       40,153             40,068

OTHER DATA:
Depreciation and Amortization.....................    $  13,394          $   9,166
                                                       ========           ========
Capital Spending (a)..............................    $  25,150          $  14,708
                                                        =======            =======
EBIT excluding minority interests (b).............    $  51,867          $  34,927
                                                        =======            =======
EBITDA excluding minority interests (b)...........    $  62,798          $  42,569
                                                       ========           ========

NOTE (a):
Capital spending is reported gross and not reduced for the proceeds arising on lost-in-hole sales or sales of fixed asset equipment replaced. The net capital spending was approximately $23.4 million and $13.2 million for the first quarter of 1998 and 1997, respectively.

NOTE (b):
"Earnings before interest and taxes (EBIT) excluding minority interests" and "Earnings before interest, taxes, depreciation and amortization (EBITDA) excluding minority interests" represent the amount of EBIT and EBITDA earned by the Company after reduction for the portion of the respective amounts allocable to the minority interest ownership in M-I L.L.C.

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                            SMITH INTERNATIONAL, INC.
                                REVENUE ANALYSIS
                                 (IN THOUSANDS)


                                                             Three Months Ended
                                                                 March 31,
                                                       -------------------------------
                                                           1998              1997
                                                       -------------      ------------
                                                                (Unaudited)
M-I - Fluids......................................       $ 230,228          $ 206,101

M-I - SWACO.......................................          36,693             27,538

Smith Tool........................................          67,213             58,242

Smith Diamond Technology..........................          23,674             17,865

Smith Drilling & Completions......................          65,633             47,738
                                                          --------           --------

    Total.........................................      $  423,441         $  357,484
                                                          ========           ========



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